Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2021 Financial Results

Stamford, CT –November 2, 2020– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2020.

Highlights for the Second Quarter Fiscal Year 2021

◾	Revenues of $54.7 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $26,015 for the three months ended September 30, 2020, compared to revenues of $91.6 million and TCE rate for our fleet of $47,623 for the three months ended September 30, 2019.

◾	Net income of $0.5 million, or $0.01 earnings per diluted share (“EPS”), and adjusted net income/(loss)(1) of $(3.4) million, or $(0.07) adjusted earnings/(loss) per diluted share (“adjusted EPS”),(1) for the three months ended September 30, 2020.

◾	Adjusted EBITDA(1) of $22.3 million for the three months ended September 30, 2020.

(1)	TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “I will start by again acknowledging the commitment of all Dorian personnel particularly our seagoing staff who have contributed to our uninterrupted services. I am very glad to report that we have managed to keep safe and healthy during this hazardous time. Having successfully dealt with considerable difficulties associated with crew movements due to pandemic related global restrictions, we are now at normal crew rotation levels. Our reported earnings for the quarter ended September 30, 2020 reflect, to a large extent, the low freight market of the previous quarter which closed on June 30, 2020 at Baltic $29. This quarter closed on September 30, 2020 at Baltic $55 and rates remain robust into the current quarter with sustained demand and new building deliveries, which are being absorbed. Our board has continued to focus on capital allocation and we expect to pursue opportunistic share repurchases, and consider potential dividends, deleveraging further and other opportunities.”

Second Quarter Fiscal Year 2021 Results Summary

Net income amounted to $0.5 million, or $0.01 per diluted share, for the three months ended September 30, 2020, compared to of $40.7 million, or $0.74 per diluted share, for the three months ended September 30, 2019.

Adjusted net loss amounted to $(3.4) million, or $(0.07) per diluted share, for the three months ended September 30, 2020, compared to adjusted net income of $41.4 million, or $0.75 per diluted share, for the three months ended September 30, 2019. Net income for the three months ended September 30, 2020 is adjusted to exclude an unrealized gain on derivative instruments of $4.0 million. Please refer to the reconciliation of net income to adjusted net income/(loss), which appears later in this press release.

The $44.8 million decrease in adjusted net income/(loss) for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, is primarily attributable to a decrease of $36.9 million in revenues and increases of $4.0 million in vessel operating expenses, $2.4 million in charter hire expenses, $0.7 million in depreciation and amortization, and a $2.8 million unfavorable change in realized gain/(loss) on derivatives, partially offset by a decrease of $2.6 million in interest and finance costs.

The TCE rate for our fleet was $26,015 for the three months ended September 30, 2020, a 45.4% decrease from a TCE rate of $47,623 for the same period in the prior year, primarily driven by reduced spot market rates. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 92.9% in the quarter ended September 30, 2019 to 97.4% in the quarter ended September 30, 2020.

Vessel operating expenses per day increased to $10,591 for the three months ended September 30, 2020 compared to 8,594 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $54.7 million for the three months ended September 30, 2020, a decrease of $36.9 million, or 40.3%, from $91.6 million for the three months ended September 30, 2019. The decrease is primarily attributable to a reduction in average TCE rates, partially offset by increased fleet utilization. Primarily driven by a reduction of spot market rates, average TCE rates decreased by $21,608 from $47,623 for the three months ended September 30, 2019 to $26,015 for the three months ended September 30, 2020. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $51.589 during the three months ended September 30, 2020 compared to an average of $65.991 for the three months ended September 30, 2019. Our fleet utilization increased from 92.9% during the three months ended September 30, 2019 to 97.4% during the three months ended September 30, 2020.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $4.5 million and $2.1 million for the three months ended September 30, 2020 and 2019, respectively. The increase of $2.4 million, or 119.9%, was caused by an increase in time chartered-in days, which increased from 92 for the three months ended September 30, 2019 to 184 for the three months ended September 30, 2020.

Vessel Operating Expenses

Vessel operating expenses were $21.4 million during the three months ended September 30, 2020, or $10,591 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day increased by $1,997 from $8,594 for the three months ended September 30, 2019 to $10,591 for the three months ended September 30, 2020. The increase in vessel operating expenses for the three months ended September 30, 2020, when compared with the three months ended September 30, 2019, was primarily the result of a $3.5 million, or $1,723 per vessel per calendar day, increase in operating expenses related to repairs and maintenance, spares and stores, and coolant costs, which is inclusive of an increase of $1.6 million, or $810 per vessel per calendar day, in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses. Additionally, we experienced an increase in crew wages and related costs of $0.8 million, or $413 per vessel per calendar day.

General and Administrative Expenses

General and administrative expenses were relatively flat at $5.9 million for both the three months ended September 30, 2020 and the three months ended September 30, 2019. We experienced increases of $0.8 million in salaries, wages and benefits, $0.6 million in higher insurance premiums, and $0.2 million in legal and professional fees, which is largely a result of costs incurred in our transition from being an emerging growth company under the Jumpstart Our Business Startups Act, offset by reductions of $1.1 million due to the timing of annual cash bonuses to certain employees and $0.5 million in stock-based compensation.

Interest and Finance Costs

Interest and finance costs amounted to $6.7 million for the three months ended September 30, 2020, a decrease of $2.6 million, or 28.4%, from $9.3 million for the three months ended September 30, 2019. The decrease of $2.6 million during this period was due to a decrease of $2.9 million in interest incurred on our long-term debt, primarily resulting from a decrease in LIBOR rates and a reduction of average indebtedness, partially offset by an increase of $0.2 million in amortization of deferred financing fees and loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $692.0 million for the three months ended September 30, 2019 to $657.5 million for the three months ended September 30, 2020. As of September 30, 2020, the outstanding balance of our long-term debt, net of deferred financing fees of $11.8 million, was $634.5 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to $4.0 million for the three months ended September 30, 2020, compared to an unrealized loss of $0.7 million for the three months ended September 30, 2019. The favorable  $4.7 million difference is attributable to an increase of $3.0 million in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves and an increase of $1.7 million in favorable changes to our forward freight agreement (“FFA”) positions.

Realized Gain/(Loss) on Derivatives

Realized loss on derivatives was $2.1 million for the three months ended September 30, 2020, compared to a realized gain of $0.7 million for the three months ended September 30, 2019. The unfavorable $2.8 million change is primarily attributable to (1) decreases in floating LIBOR resulting in a $2.1 million unfavorable variance on realized losses in the current period on our interest rate swaps and (2) unfavorable settlements of $0.7 million on our FFA positions.

Fleet

The following table sets forth certain information regarding our fleet as of October 28, 2020.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q4 2021
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental(8)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(9)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Earth(10)	83,426	Mitsubishi		2012	—	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently operating in the Helios Pool after being time-chartered back into our fleet from an existing time charter with a major oil company.
(9)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(10)	Currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2021.

Market Outlook & Update

Global seaborne LPG liftings during the third calendar quarter of 2020 totaled 26.1 million metric tons, a 7.9% decline compared to 28.3 million metric tons during same period during 2019. Calendar 2020 year-to-date volumes have totaled 79.7 million metric tons, slightly below 2019 year-to-date volumes of 81.9 million metric tons.

While quarterly global volumes declined year-over-year, U.S. export volumes increased during the third calendar quarter of 2020, totaling 11.5 million metric tons, an 11.0% increase over the 10.3 million metric tons during the same period in 2019.  These gains were offset by lower Middle Eastern exports, which totaled 9.0 million metric tons in the quarter, a decrease of 11.5% from the same time period in 2019, which totaled 10.3 million metric tons. The lower export volumes are attributable to OPEC+ production cuts that were extended through year end in June 2020.

Through the third calendar quarter of 2020, continued LPG demand and subdued global production levels resulted in relatively strong prices relative to naphtha. Propane held a price advantage over naphtha in the Far East for most of the quarter before shrinking towards the end of September.  Delayed winter stocking increased Asian LPG prices, particularly towards the end of the quarter. In Europe, propane cracking held a price advantage over naphtha throughout the third calendar quarter, while butane cracking was attractive until the end of September.

For the third calendar quarter of 2020, the Baltic Index averaged $52 per metric ton, compared to an average of $41 per metric ton in the previous quarter. For the fourth calendar quarter to date, the Baltic Index has averaged $60 per metric ton. The VLGC orderbook stands at approximately 11% of the current global fleet. An additional 33 VLGCs, equivalent to approximately 2.8 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2022. The average age of the global fleet is now approximately 9.6 years old.

A return to more favorable commodity price relationships, the ongoing increase in secular demand for LPG as a more environmentally friendly alternative to other forms of energy and forecasted high levels of U.S. exports as evidenced by export capacity and pipeline investments are expected to provide long-term support for VLGC demand.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expires during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Statement of Operations Data
Revenues	$54,710,277	$91,624,875	$127,875,601	$152,790,421
Expenses			.	.
Voyage expenses	858,919	855,023	1,674,114	1,194,137
Charter hire expenses	4,518,850	2,055,000	9,234,448	4,110,000
Vessel operating expenses	21,435,904	17,393,685	38,825,267	33,513,638
Depreciation and amortization	17,202,714	16,473,418	34,093,127	32,739,839
General and administrative expenses	5,912,810	5,895,406	17,215,786	12,631,241
Total expenses	49,929,197	42,672,532	101,042,742	84,188,855
Other income—related parties	632,680	314,084	1,100,703	937,367
Operating income	5,413,760	49,266,427	27,933,562	69,538,933
Other income/(expenses)
Interest and finance costs	(6,665,144)	(9,303,373)	(15,752,380)	(19,000,655)
Interest income	91,349	344,919	216,184	706,955
Unrealized gain/(loss) on derivatives	3,968,686	(667,110)	3,472,880	(6,737,899)
Realized gain/(loss) on derivatives	(2,129,695)	709,146	(2,935,924)	1,742,141
Other gain/(loss), net	(141,006)	361,887	(228,367)	537,480
Total other income/(expenses), net	(4,875,810)	(8,554,531)	(15,227,607)	(22,751,978)
Net income	$537,950	$40,711,896	$12,705,955	$46,786,955
Earnings per common share—basic	0.01	0.75	0.25	0.86
Earnings per common share—diluted	$0.01	$0.74	$0.25	$0.85
Other Financial Data
Adjusted EBITDA(1)	$22,295,472	$67,337,351	$63,409,539	$105,719,734
Fleet Data
Calendar days(2)	2,024	2,024	4,026	4,026
Time chartered-in days(3)	184	92	376	153
Available days(4)	2,126	2,051	4,258	4,134
Operating days(5)(8)	2,070	1,906	3,824	3,956
Fleet utilization(6)(8)	97.4%	92.9%	89.8%	95.7%
Average Daily Results
Time charter equivalent rate(7)(8)	$26,015	$47,623	$33,002	$38,321
Daily vessel operating expenses(9)	$10,591	$8,594	$9,644	$8,324

	As of	As of
(in U.S. dollars)	September 30, 2020	March 31, 2020
Balance Sheet Data
Cash and cash equivalents	$145,059,032	$48,389,688
Restricted cash—current	434,753	3,370,178
Restricted cash—non-current	81,411	35,629,261
Total assets	1,674,099,810	1,671,959,843
Total debt including current portion—net of deferred financing fees of $11.8 million and $11.2 million as of September 30, 2020 and March 31, 2020, respectively.	634,498,695	634,975,219
Total liabilities	684,508,636	694,907,645
Total shareholders’ equity	$989,591,174	$977,052,198

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$537,950	$40,711,896	$12,705,955	$46,786,955
Interest and finance costs	6,665,144	9,303,373	15,752,380	19,000,655
Unrealized (gain)/loss on derivatives	(3,968,686)	667,110	(3,472,880)	6,737,899
Realized (gain)/loss on interest rate swaps	1,451,629	(709,146)	1,993,334	(1,742,141)
Stock-based compensation expense	406,721	890,700	2,337,623	2,196,527
Depreciation and amortization	17,202,714	16,473,418	34,093,127	32,739,839
Adjusted EBITDA	$22,295,472	$67,337,351	$63,409,539	$105,719,734

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Numerator:
Revenues	$54,710,277	$91,624,875	$127,875,601	$152,790,421
Voyage expenses	(858,919)	(855,023)	(1,674,114)	(1,194,137)
Time charter equivalent	$53,851,358	$90,769,852	$126,201,487	$151,596,284

Pool adjustment*	(22,760)	—	1,585,112	—
Time charter equivalent excluding pool adjustment*	$53,828,598	$90,769,852	$127,786,599	$151,596,284

Denominator:
Operating days	2,070	1,906	3,824	3,956
TCE rate:
Time charter equivalent rate	$26,015	$47,623	$33,002	$38,321
TCE rate excluding pool adjustment*	$26,004	$47,623	$33,417	$38,321

*  Adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Six months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Company Methodology:
Operating Days	2,070	1,906	3,824	3,956
Fleet Utilization	97.4%	92.9%	89.8%	95.7%
Time charter equivalent rate	$26,015	$47,623	$33,002	$38,321

Alternate Methodology:
Operating Days	2,126	2,051	4,258	4,134
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$25,330	$44,256	$29,639	$36,671

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$537,950	$40,711,896	$12,705,955	$46,786,955
Unrealized (gain)/loss on derivatives	(3,968,686)	667,110	(3,472,880)	6,737,899
Adjusted net income/(loss)	$(3,430,736)	$41,379,006	$9,233,075	$53,524,854

Earnings per common share—diluted	$0.01	$0.74	$0.25	$0.85
Unrealized (gain)/loss on derivatives	(0.08)	0.01	(0.07)	0.12
Adjusted earnings/(loss) per common share—diluted	$(0.07)	$0.75	$0.18	$0.97

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are not recognized measures under U.S. GAAP and should not be regarded as substitutes for revenues, net income and earnings per share. Our presentation of TCE, adjusted net income, adjusted EPS and adjusted EBITDA does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

Conference Call

A conference call to discuss the results will be held today, November 2, 2020 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13712107. The replay will be available until November 9, 2020, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-four modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.